EXHIBIT 14.1

PARAMETRIC TECHNOLOGY CORPORATION

and its Subsidiaries and Affiliates

CODE OF BUSINESS CONDUCT AND ETHICS

August 2003

PARAMETRIC TECHNOLOGY CORPORATION

and subsidiaries and affiliates (“PTC”)

CODE OF BUSINESS CONDUCT AND ETHICS

August 2003

To all PTC Personnel

PTC believes that a fundamental ingredient of business success is that all personnel conduct themselves with basic honesty and integrity, whether it be in their dealings with the company, its personnel, customers, business partners or others. Ethical conduct is a core value and belief of PTC. We are respected and admired for high standards of conduct that characterize the dealings of our employees in every business relationship. We are counting on you to maintain and enhance that reputation.

Below are essential guidelines you need to review in order to understand your responsibilities, including your obligation to comply with the law and to advise PTC management of anything that is not in compliance with the law or these standards.

If we continue to honor our high standards of business conduct, we can look forward with confidence to continued success in the future.

C. Richard Harrison

CEO & President

I. Introduction

PTC is committed to upholding high standards of ethical conduct and to meeting its responsibilities as a good corporate citizen. Although laws and customs will vary in the many different countries in which we operate, our basic ethical and legal responsibilities are global. PTC’s personnel share those responsibilities. In general, this code addresses the following:

•	You and Your Responsibility for Honest and Ethical Conduct

•	Conducting PTC Business

•	Relationship with Our Independent Auditors

•	Public Disclosures

•	On Your Own Time

•	Employment Status

•	Reporting Alleged Violations of the Law or PTC’s Policies

•	Accountability

•	Waivers

This code applies to all PTC directors, officers, employees and other agents. We expect all personnel to comply with the following standards of business conduct and underlying policies and procedures as applicable to their particular role with PTC. This code also applies to your immediate family members; you are responsible for their compliance as well. Violation of the standards outlined in this code is grounds for disciplinary action up to and including immediate discharge or removal, and possible legal prosecution.

Because rapid changes in our industry constantly pose new ethical and legal considerations, no code should be considered to be the absolute last word under all circumstances. If you have any questions about interpreting or applying this code, it is your responsibility to consult your manager. In the event that your manager is unable to answer your question, or if you or your manager continue to have concerns, you should consult PTC’s General Counsel. Please note, in certain cases, this code requires you to report or disclose an issue directly to PTC’s General Counsel or another designated person.

II. You and Your Responsibility for Honest and Ethical Conduct

A. Work Environment

The PTC work climate must be free from discrimination and harassment based on race, religion, gender, sexual orientation, age, national origin, disability, marital status, veteran status or other factors that are unrelated to PTC’s legitimate business interests. PTC has policies that prohibit sexual and other forms of harassment and illegal discrimination. These policies provide illustrations of prohibited forms of conduct and set forth procedures for reporting, investigating and addressing complaints of improper conduct. These policies may be found at the Human Resources web page.

In addition, other activities are prohibited because they clearly are not conducive to a good work environment. They include: (1) threats of physical harm; (2) violent behavior; (3) the possession of weapons of any type; and (4) the use, distribution, sale, or possession on PTC premises of illegal drugs or any other controlled substance, except for approved medical purposes. Furthermore, the consumption of alcohol on PTC premises when not at a company sponsored function is forbidden. Employees should not be on PTC premises or in the PTC work environment if they are under the influence of, or affected by, such illegal drugs, unapproved controlled substances or alcoholic beverages.

B. Threats/Violence

A threat of violence is any act of physical aggression or any statement which could reasonably be perceived as an intent to cause physical harm to another person. This would include threatening or expressing a wish to cause harm to any person or to PTC property. If you have been threatened, you should report it immediately to your local Human Resources Representative, PTC’s Vice President Human Resources, or PTC’s General Counsel. IF THE THREAT IS IMMINENT, CALL THE POLICE AND SECURITY IMMEDIATELY. PTC will assemble a team of individuals who will discuss the incident with you, assess the level of risk involved in the threatening or violent behavior, and outline steps to address your safety. Every attempt will be made to protect your anonymity; however, this may not be possible depending on the situation.

C. Use of PTC’s Assets

PTC’s telephone systems, computer equipment, facilities, corporate credit cards and supplies are provided to you for conducting PTC’s business. All e-mail, voice mail and Internet communications are the property of PTC and therefore you should not expect these communications to be private. PTC may access, monitor and disclose all communications and information on your computer and voice mail system without prior notice to you, as PTC deems appropriate. For a complete version of PTC’s Electronic Mail, Voice Mail and Internet Policy please see the Information Technology or Human Resources web site.

D. Protecting PTC’s Proprietary and Confidential Information

1. Scope of Proprietary and Confidential Information

Proprietary information is information belonging to PTC and includes, but is not limited to, PTC’s strategic, financial and marketing plans associated with PTC’s products and business; pricing data; employee and customer lists; inventions; designs; technical and engineering know-how and processes of PTC and/or its customers; PTC product source code, executables and binaries; sales and services methodologies; earnings and other financial information; PTC business and product plans with third parties, including customers, outside vendors and partners; and personnel information, medical records, and salary data. Confidential information includes any proprietary information that PTC has not made public as well as information provided to PTC from its customers and business partners on a confidential basis.

2. Disclosure and Use of Proprietary and Confidential Information

You are obligated to use and disclose PTC’s proprietary and/or confidential information only as authorized and only in furtherance of PTC’s business. In addition, you are responsible for making sure adequate safeguards are used to prevent the disclosure or loss of proprietary and/or confidential information. Whenever possible PTC confidential information should only accessed or stored on computers or storage media owned or maintained by PTC. PTC confidential information should not be stored on a personal computer for an extended period of time.

The unauthorized use or disclosure of company proprietary or confidential information is strictly prohibited. Please note that the unauthorized disclosure of confidential information to someone who then trades PTC stock can result in liability to you under the securities laws. This is described further below under Public Disclosures.

3. Inadvertent Disclosure

To avoid inadvertent disclosure, never discuss any information that is confidential with any unauthorized person, including family members or friends, who might pass on this information to someone else. Furthermore, you should not discuss confidential information even with authorized PTC employees if you are in the presence of others who are not authorized—for example, while at a trade show or in a public area such as a restroom or restaurant, an airplane or an elevator. If you believe that confidential information may have been inadvertently disclosed, please contact PTC’s General Counsel immediately.

4. Direct Requests for Information

If someone outside PTC asks you questions about PTC or its business activities relating to proprietary or confidential information, do not attempt to answer them unless you are authorized to do so. If you are not authorized, refer the person to the appropriate source within PTC. If you are uncertain as to whether you are authorized to answer the question or to whom the inquiry should be referred, consult PTC’s Disclosure Policy or a member of PTC’s Investor Relations Department or Legal Department before providing any information.

E. Protecting Information Owned By Others

1. Receipt of Third Party Confidential Information

To avoid the risk of misusing a third party’s confidential information (such as information from customers, vendors, service providers or business partners), you must not, directly or indirectly, loan, copy, download or distribute such information or disclose such information to any unauthorized persons (whether or not employed by PTC) unless you do so in accordance with the terms that have been formally agreed to by PTC and such third party.

2. Compliance with Agreements

To the extent that you are a party to a valid agreement with someone other than PTC (i.e. a former employer) that restricts you from performing activities for PTC (including for example using specified information or performing recruiting activities), you must bring that agreement to the attention of your manager and Human Resources Representative and use reasonable efforts to comply with that agreement.

3. Acquiring Third Party Software

To avoid violating the law and/or licensing requirements of third parties, as well as to minimize the risk of computer viruses, you should take special care when acquiring software (which includes computer programs, databases and related documentation) from third parties. This applies both to purchased software and to software that is made available without charge, via the Internet or otherwise. The terms and conditions of software license agreements—such as provisions not to copy or distribute programs—must be reviewed and followed. In no event should you copy any such software into any development work you do for PTC unless PTC is clearly authorized to do so or has entered into an agreement with the owner of such software permitting such activity. If you have any questions concerning your right to use a third party’s software, you should contact PTC’s General Counsel.

Also, if you acquire software for your own personal equipment, you should not copy any part of such software in any development work you do for PTC, place any such software on any PTC-owned computer system, or generally bring such software onto PTC premises.

III. Conducting PTC Business

A. Some General Standards

1. Avoid Misrepresentation

Never make oral or written misrepresentations or dishonest or misleading statements to anyone.

2. Keep Accurate Records

You may not make, or participate in making, false entries in PTC’s business or financial records. It is your responsibility to ensure that any documentation or report that you submit or approve—such as a customer order, financial information, an expense report or time slip—is complete and accurate and contains the proper signatures. Employees who are found to have knowingly submitted or approved any documentation, report or other information containing materially inaccurate, materially incomplete or other improper data or unauthorized signatures are subject to disciplinary measures, including immediate dismissal. Specific guidance to all PTC employees for implementing and conducting records management programs is contained in PTC’s Document Retention Guidelines (located on the Legal Department web page). Employees should contact PTC’s General Counsel with any questions about the Document Retention Guidelines.

3. Third Party Dealings

PTC endeavors to conduct its business so that all similarly situated customers are treated fairly in relation to one another. If circumstances require modified business terms, including pricing, payment or service terms, the modifications must be specifically approved by the appropriate level of management and made part of the written contract with the customer. Never extend any modified service or contract terms to customers without prior authorization.

4. Use Care in All Contract Dealings

If you are involved in bid preparations or contract negotiations, be certain that the information given on behalf of PTC is accurate. If you are authorized to do business with a government you should understand and comply with government procurement laws. Be aware that all agreements must be in writing and must be reviewed by PTC’s Legal Department.

B. Information About Other Organizations

Information about other companies and organizations, including competitors, must be gathered using appropriate methods. Illegal practices such as trespassing, burglary, misrepresentation, wiretapping and stealing are prohibited. In addition, you should not solicit confidential data from a competitor’s directors, employees, ex-employees or customers.

C. Bribery and Kickbacks

PTC does not permit or condone bribes, kickbacks or any other illegal or improper payments, transfers or receipts. This prohibition is across-the-board; it applies to both giving and receiving. No personnel shall offer, give, solicit or receive any money or anything else of value for the purpose of (1) obtaining, retaining or directing business, or (2) bestowing or receiving any kind of favored treatment.

No outside consultant, agent or third party of any kind shall be used or employed in any manner or for any purpose that would be contrary to this prohibition against bribes, kickbacks, and other illegal or improper payments. Fees, commissions, and expenses that are paid to outside agents should be based upon proper billings and reasonable standards for mutual services rendered.

Personnel working or traveling outside North America on PTC business are sometimes told by government officials or other persons that money should be paid for certain privileges, services or actions that would cost nothing in the United States or Canada. No such payments should be made without prior specific approval of PTC’s General Counsel. If circumstances make such prior approval impossible, the payment should be disclosed to PTC’s General Counsel as soon afterward as feasible.

D. Business Entertainment and Gifts

Great care should be exercised to assure that business entertainment and gifts for customers, prospective customers, public officials and others are not excessive and cannot reasonably be construed as bribes or improper inducements. No business entertainment or gift should exceed the bounds of good taste or customary business standards in the community involved. All business entertainment and gifts should be kept at a reasonable level in accordance with PTC’s policies and be based on the expectation that they will become publicly known. No meal, entertainment or gift may be provided to any public official or any employee of a governmental agency exceeding $50.00 in value without the advance approval of PTC’s General Counsel. If circumstances make such prior approval impossible, the payment should be disclosed to PTC’s General Counsel as soon afterward as feasible.

All funds expended for business entertainment and gifts must be fully and accurately documented and reflected in the books and records of PTC.

Personnel must refrain from requesting, directly or indirectly, that they or their family members be given business gifts, entertainment or favors by anyone with whom PTC does business. When such gifts, entertainment or favors are offered, they may be accepted only in the event they do not exceed the bounds of good taste or customary business standards in the community involved and are not (and would not appear to another person to be) given in exchange for, or to compromise your judgment in connection with, any matter of PTC business. Acceptance should be based on the expectation that it will become publicly known. Cash in any amount or cash equivalents (such as gift certificates) shall not be accepted by any personnel or family member.

E. Referral Fees

When authorized by PTC, you may refer customers to third-party vendors. However, you may not accept any fee, commission, or any other compensation for this activity from anyone except PTC.

F. Relationships with Government Employees

You must always be aware of and adhere to the relevant laws and regulations governing relations between government customers and suppliers.

As a general guideline, while competing for an order from a government agency, you and others competing for that order should not try to wrongly influence the decisions of, or obtain restricted information from, government procurement officials, including those who act on the government’s behalf. Specifically, you should not undertake directly or indirectly any of the following activities during a government procurement:

•	Offer employment or business opportunities that could personally benefit procurement officials;

•	Offer or provide gratuities in connection with procurement activity; and/or

•	Solicit or obtain proprietary or source selection information.

Furthermore, certain legal restrictions may exist with respect to the hiring by PTC of former employees of the government who participated personally and substantially on behalf of the government in an agency procurement. You should consult with PTC’s Human Resources Vice President - Business Partners or PTC’s General Counsel before attempts are made to hire any such persons.

G. Compliance With Laws

PTC’s policy is to comply with all laws and regulations that apply to its business. As you conduct PTC business, you may encounter a variety of legal issues, particularly in the areas described below.

1. Export

United States export control laws restrict sales or other transfers of PTC technology to any company, person or other entity for use in (a) any nuclear related activity (civilian or military), or (b) the design, development, production, stockpiling or use of missiles, biological weapons or chemical weapons. In addition, these laws prohibit sales or other transfers of PTC technology to certain identified end users and entities (“Denied Parties”) throughout the world. A current list of Denied Parties to whom PTC technology may not be sold or otherwise transferred may be found at both the Finance Department and the Legal Department web pages. You should also be aware that it is against the law to assist any person or entity to transfer PTC technology to certain embargoed or restricted countries. These countries are listed on the home page of the Denied Party list. PTC technology includes computer software products, and all technical data and services relating to the design, production and use of those products and these export restrictions apply to PTC, all PTC subsidiaries and resellers, regardless of location. A copy of PTC’s Export/Import Clearance Procedures may be found at the Legal Department web page.

2. Customs

PTC must comply with customs regulations and requirements when engaging in international trade. If you are involved with importing or exporting—such as a customer activity requiring the shipment of products to another country—you need to be aware of such regulations and requirements. A failure to comply with the law can result in fines, penalties, imprisonment and/or loss of import privileges.

3. Antiboycott

U.S. law prohibits PTC from complying with or supporting a foreign country’s boycott of another country which is “friendly” to the United States. In addition, PTC is required to report promptly to the U.S. Government any request to support or to furnish information concerning a boycott. For example, a foreign country or an entity associated with the country could make an improper boycott request in a bid invitation, purchase contract, letter of credit, or orally in connection with a transaction. If you encounter any such request, you should report it immediately to PTC’s General Counsel.

4. Competition Law

Laws governing competition exist in most of the industrialized countries in which PTC does business. Under these laws, companies may not enter into agreements with other companies, formally or informally, that unreasonably limit competition. An example of such a prohibited agreement is an agreement between competitors to charge the same price for their products.

In all communications with competitors, avoid discussing pricing policy, terms and conditions of sale, costs, inventories, marketing and product plans, market surveys and studies, production plans and capabilities—and, of course, any other proprietary or confidential information. Collaboration or discussion of these subjects with competitors is always risky and may be illegal.

PTC’s policy is to comply fully with competition laws throughout the world. You can help by adhering to this code, by being sensitive to the possibility of legal concerns under competition laws, and by notifying your manager of any such concerns.

H. Relationship with Our Independent Auditors

All Company personnel are prohibited from taking any action, directly or indirectly, to coerce, manipulate, mislead or fraudulently influence any independent public or certified accountant engaged in the performance of an audit or review of PTC’s financial statements or from taking any other action that could render our financial statements misleading. Inappropriate conduct includes, but is not limited to, the following:

•	Offering bribes, financial incentives, future employment, contracts for non-audit services or other such incentives;

•	Providing the auditor with inaccurate information or misleading analysis;

•	Threatening to cancel the auditor’s engagements with the company;

•	Attempting or threatening to cause the removal of an audit partner from an engagement with the company;

•	Engaging in blackmail; and/or

•	Making physical threats.

If you have any questions concerning your conduct with respect to our independent auditors, contact PTC’s General Counsel prior to taking any action or concluding inaction is appropriate.

IV. Public Disclosures

A. Full, fair, accurate, timely, and understandable disclosure

PTC strives to maintain the highest standards of financial and business reporting and to ensure that all business records and financial reports are accurate, complete, understandable and contain no false or materially misleading information or omissions. PTC also understands the importance of full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by PTC. PTC is committed to maintaining effective controls and procedures designed to ensure that information required to be disclosed by PTC in the reports filed or submitted by it to the SEC is recorded, processed, summarized and reported within the time periods specified by law.

In carrying out this commitment, PTC has established internal controls over its financial reporting. These controls include policies and procedures that are designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with Generally Accepted Accounting Principals (GAAP). These policies and procedures are disseminated as appropriate to PTC personnel depending on their responsibilities. However, all PTC personnel are responsible, in general, for ensuring that:

•	Business records accurately, fairly and in reasonable detail reflect the company’s transactions and dispositions of assets;

•	Business transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are being made only in accordance with the authorizations of management and directors; and

•	There is no unauthorized acquisition, use or disposition of PTC assets.

PTC also maintains disclosure controls and procedures intended to (i) ensure that financial and non-financial information is collected, analyzed, and timely reported in compliance with the SEC’s rules and forms and (ii) facilitate the upward reporting of such information. PTC’s Disclosure Committee oversees the implementation of these disclosure controls and procedures and maintains a set of guidelines for the disclosure process. These disclosure controls and procedures guidelines are available at the Legal Department web page.

All PTC personnel are responsible for complying with these controls and procedures as well as ensuring that material information concerning PTC’s business operations, transactions and financial reporting are timely provided to senior management. In particular, PTC’s chief executive officer, chief financial officer, chief accounting officer, and controller are responsible for full, fair, accurate, timely and understandable disclosure in the periodic repots required to be filed by the Company with the SEC and in PTC’s other public communications. If anyone in the company believes that PTC’s books or records are not being appropriately maintained, or that its financial condition or results of operations are not being disclosed in accordance with these controls and procedures, that person should report the matter either directly to PTC’s General Counsel or through PTC’s anonymous hot line.

B. Selective Disclosure

Federal securities law prohibits the selective disclosure of material non-public information to buy and sell-side analysts, institutional investment managers, investment companies and other market professionals, as well as shareholders who may be likely to trade on the basis of such information. These rules are intended to eliminate situations where material information is provided to “Wall Street insiders” prior to making the information publicly available and thereby to address the perceived informational advantage of market professionals over general investors. PTC personnel and representatives should not discuss or disclose internal company matters or information with anyone outside PTC, except as required in the performance of their duties. This prohibition applies particularly to inquiries concerning PTC that may be received from the media or financial community.

In order to minimize the potential for selective disclosure of material non-public information, PTC maintains a Disclosure Policy that is available on the Legal Department web page. The Disclosure Policy, among other things, lists the spokespersons authorized to speak on behalf of PTC and provides directions on referring calls from financial/stock market analysts or investors to PTC’s Chief Financial Officer or to the Investor Relations or Public Relations departments.

C. Using Inside Information

In the course of your employment with PTC, you may become aware of material information about PTC or other companies that has not been made public. The use of such nonpublic or “inside” information about PTC or another company for your own direct or indirect financial benefit or providing it to others for their financial benefit is not only unethical, but also may be a violation of law. U.S. law prohibits insider trading and deceptive practices in stocks and securities and many industrialized nations have similar prohibitions. For more information regarding what constitutes material inside information, you should refer to the Memorandum regarding Public Disclosure and Trading in Company Securities circulated on a regular basis by PTC’s General Counsel, a copy of which may be found at the Legal Department web page.

V. On Your Own Time

A. Conflicts Of Interest

Your private life is very much your own. Still, a conflict of interest may arise if you or a family member directly or indirectly engages in any activities or advances personal interests at the expense of or otherwise contrary to PTC’s interests. Each individual’s situation is different and may be affected by many factors. It is up to you to avoid situations in which your loyalty may become divided. Any actual or apparent conflict of interest between personal interests and those of PTC must be handled honestly and ethically in accordance with the following procedures.

1. Disclosure and Resolution of Potential Conflicts

Full disclosure of any actual or apparent conflict is the essential first step to remaining in full compliance with this policy. All actual and apparent conflicts of interest, including any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, must be disclosed to your manager or, in the event that such individual is involved in the matter, to the Vice President of Human Resources or PTC’s General Counsel. Matters concerning executive officers and directors must be disclosed to the Chairman of PTC’s Nominating & Corporate Governance Committee or a member of such committee charged with reviewing conflicts of interest.

Once fully disclosed, you must avoid or terminate any activity that involves an actual or apparent conflict of interest, unless, after full disclosure it is determined at the appropriate level by individuals who themselves are free of any similar conflict that the activity is not harmful to PTC or otherwise improper.

If you have a question about whether any situation in which you are involved amounts to a conflict of interest or the appearance of one should disclose the pertinent details to the appropriate level as described above. Managers who receive such a disclosure are responsible for discussing the situation with the reporting person and arriving at a decision after consultation with or notice to PTC’s General Counsel.

2. Examples of Conflicts of Interest

To attempt to be too specific about situations that may give rise to a conflict of interest or the appearance of a conflict involves the risk of restricting the application of the policy. However, for illustrative purposes only, the following are examples of situations that could present a conflict of interest or the appearance of a conflict and must be disclosed. The Nominating & Corporate Governance Committee may adopt, from time to time, rules to aid in determining whether a relation or transaction constitutes a conflict of interest.

(a) Assisting a Competitor

An obvious conflict of interest is providing assistance to an organization that markets products or services in competition with PTC’s current or potential products or service offerings. For example, you may not, without PTC’s consent, serve such an organization as an agent, employee, consultant, or as a member of its board of directors or any technical advisory board.

(b) Competing Against PTC

PTC personnel may be engaged on their own time in routine activities that involve software or services that PTC offers to its customers. However, personnel should be careful not to become engaged in activities that commercially conflict with PTC’s business interests. Activities are “commercial” if you receive direct or indirect remuneration of any kind.

(c) Supplying PTC

Generally, you may not perform services as a consultant, employee, officer, director, advisor or in any other capacity for a significant supplier or customer of PTC. In addition, you may not accept money or benefits of any kind for any advice or service that you may provide to such a supplier or customer in connection with its business with PTC. Also, you may not, without prior authorization, work on any products or services offered by a supplier to PTC. A “significant” customer or supplier is one that has made payments to PTC or to which PTC makes payments to that are in excess of either five percent (5%) of (i) PTC’s consolidated gross revenues for its last full fiscal year or (ii) the customer’s or supplier’s consolidated gross revenues for its last full fiscal year.

(d) Personal Financial and Business Interests

Neither you nor any member of your immediate family should have a material financial interest in an organization with which PTC does significant business (“significant” generally would be considered an amount greater that 1% of PTC’s revenues or 5% of the other entity’s revenues, whichever is less). Such organizations include suppliers, competitors, customers, distributors, and business partners. For this purpose, a “material interest” includes an investment greater than one percent (1%) of the voting power of such entity and it may include any other relationship that could affect your judgment in the performance of your responsibilities to PTC. In addition, you may not, without disclosure to and prior written approval of PTC’s General Counsel, take for yourself personal advantage of business or investment opportunities that are discovered or offered through your position with PTC or the use of property or information of PTC.

If you have any questions concerning potential conflicts of interest, please contact PTC’s General Counsel.

B. Other Outside Activities

All personnel are expected to refrain from any unethical or illegal activities outside of PTC that may impair their ability to perform their responsibilities to PTC or that may otherwise adversely affect PTC, its personnel, customers or business partners.

VI. Employment Status

Nothing in this code shall be construed as or deemed to constitute a contract of employment or confer upon any employee a right to employment for any particular period or interfere with the right of PTC or an employee to terminate their employment relationship.

VII. Reporting Alleged Violations of the Law or PTC’s Policies

All personnel benefit from an atmosphere of ethical conduct. Persons who are aware of suspected misconduct, illegal activities, fraud, abuse of PTC’s assets or violations of the standards outlined in this code are responsible for reporting such matter. Employee reports of unethical or unlawful conduct will be investigated promptly and, to the extent possible, confidentially.

PTC will not tolerate threats or acts of retaliation against employees for making such a report. Employees are prohibited from retaliating or taking adverse action against anyone for raising suspected conduct violations or helping to resolve a conduct concern. Any individual who has been found to have engaged in retaliation against a PTC employee for raising, in good faith, a conduct concern or for participating in the investigation of such a concern may be subject to discipline, up to and including termination of employment or other business relationship. If any individual believes he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to a manager, PTC’s General Counsel, or a member of PTC’s Human Resources department.

PTC employees should report to PTC’s Human Resources Department or PTC’s General Counsel any allegations that a PTC policy has been violated. PTC employees should make known to PTC’s General Counsel any allegations that the law has been violated.

Any PTC employee who has concerns regarding what he or she views as questionable accounting or auditing practices may bring these concerns to the attention of the Audit Committee of the Board of Directors by reporting any such concerns through PTC’s anonymous hotline. Information concerning PTC’s anonymous hotline is located on PTConnector, PTC’s Intranet site.

In the event you receive a complaint regarding accounting, internal accounting controls or auditing matters, the complaint must be forwarded to the Company’s Chief Financial Officer and the Company’s General Counsel immediately.

VIII. Accountability

This Code of Business Conduct and Ethics provides certain standards in order to assist personnel in their conduct of PTC’s business. The code does not constitute an exhaustive list of PTC’s requirements, and it establishes standards that may be higher than the minimum needed for legal compliance. PTC may, at any time, in its sole discretion, supplement, modify or withdraw anything contained herein, with or without advance notice.

We expect all our personnel to uphold the standards outlined in this code. You may at any time be required to certify to your understanding of and compliance with this code. Violation of these standards and others promulgated by PTC is grounds for disciplinary action up to and including immediate discharge or removal and possible legal prosecution. Employees who at any time have any questions concerning this code or ethical conduct generally should contract their Manager, their Human Resources Representative, PTC’s Human Resources Vice President or PTC’s General Counsel.

IX. Waivers

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any person (other than an executive officer and director) who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her manager. If the manager agrees that an exception is appropriate, the approval of PTC’s Vice President of Human Resources or General Counsel must be obtained.

Any executive officer or director who seeks an exception to any of these policies should contact PTC’s General Counsel. Waivers for executive officers or directors that would result in a material departure from certain provisions of this Code or any change to this Code that applies to executive officers or directors may be made only by PTC’s Board of Directors or any committee authorized by the Board to do so, and will be disclosed as required by law or Nasdaq requirements.